[graphic]NewsLine

September 6, 2017
TO ALL MEMBERS:

BALLOTS TO BE MAILED SOON FOR 2017 DIRECTOR ELECTIONS;
TWO KENTUCKY INCUMBENT DIRECTORS DECLARED RE-ELECTED

In early October, FHLB Cincinnati will mail director election ballots to Fifth District members eligible to vote in the 2017 election. All eligible members will have the opportunity to vote in the election of one Independent Director. Ohio members may also vote in the election of one Ohio Member Director. There is no election of Tennessee Member Directors this year.

In the Kentucky Member Director election, incumbent directors Greg W. Caudill and David E. Sartore were the only candidates nominated to run for the two open Kentucky Member Director seats. As a result, in accordance with FHFA regulations, Mr. Caudill and Mr. Sartore are each declared re-elected to serve four-year terms beginning January 1, 2018. The Bank filed today a Form 8-K with the SEC announcing their re-election. You can find it here.

Please join us in congratulating Greg and David on their re-election to the board. Mr. Caudill is Chief Executive Officer, Farmers National Bank, Danville, Ky. and Mr. Sartore is Executive Vice President and CFO, Field & Main Bank, Henderson, Ky.

We would also like to remind all members to vote in the Independent Director election, which requires candidates to receive a minimum of 20 percent of all eligible votes from the entire Bank membership in order to be elected. If the Independent Director candidate does not receive the required 20 percent of all eligible votes, a new election will need to be held. We encourage all members to exercise their right to vote.

Thank you for your participation in the director election and for your support of FHLB Cincinnati.

Andrew S. Howell
President and CEO